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                                                              EXHIBIT 99.(A)(10)

R-1237                                      Contact:          Suzanne Truskowski
                                                         Manager, Public Affairs
                                                      Detroit Diesel Corporation
                                                             Phone: 313/592-7642
                                                               Fax: 313/592-5058

                DETROIT DIESEL CORPORATION TENDER OFFER EXTENDED

FOR IMMEDIATE RELEASE

DETROIT, MICHIGAN, August 11, 1997 -- Detroit Diesel Corporation (NYSE: DDC) reported today that its previously announced tender offer to acquire 13,842,619 shares of common stock of Outboard Marine Corporation (NYSE: OM) was extended at the request of Outboard Marine until 12 midnight, August 25, 1997, as required under the terms of the merger agreement between DDC and OMC. The tender offer was originally scheduled to expire on August 11, 1997.

     Detroit Diesel Corporation said that approximately 1,926,774 shares of OMC common stock had been validly tendered and not withdrawn as of the close of business on August 8, 1997. Except for the extension of the scheduled expiration date of the tender offer, all terms and conditions of the transaction remain the same. Further details are available in the tender offer documents on file with the Securities and Exchange Commission.

     FOR MEDIA ONLY: For a complimentary facsimile copy of Detroit Diesel's recent press releases call "Company News on Call" at 1-800-758-5804 ext 239425.

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